EXHIBIT 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

In consideration of the terms, conditions, releases, and covenants contained in this Separation and General Release Agreement (this “Agreement”), Ronald W. Guire (“Guire”) and Exar Corporation, on behalf of itself and each of its subsidiaries (collectively, the “Company”), agree as follows:

1. Effective Date: This Agreement shall become effective on the eighth day after Guire delivers to the Company a fully-executed version of this Agreement without modification or revocation (the “Effective Date”).

2. Retirement and Resignation from Board of Directors: The parties agree that Guire shall retire from employment with the Company effective June 30, 2006 (the “Retirement Date”). As of the Retirement Date, by executing this Agreement, Guire agrees that he will no longer hold the title of, or perform services as, the Company’s Executive Vice President, Chief Financial Officer, Assistant Secretary or in any other position of employment with the Company. Effective as of the Retirement Date, by executing this Agreement, Guire hereby resigns from his position as a member of the Company’s Board of Directors (the “Board”) and, to the extent applicable, as a member of the Board of Directors of the Company’s subsidiaries.

3. Severance Benefits: Provided that Guire complies with the terms and conditions of this Agreement and his Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) attached hereto as Exhibit A, Guire shall be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

a. Severance Pay. The Company shall pay Guire severance pay in the amount of $610,000 (the “Severance Pay”). The Severance Pay will be paid in two installments in accordance with the following schedule: (i) $400,000 (the “Initial Severance Payment”) will be paid on either June 30, 2006 if Guire executes and delivers to the Company this Agreement on or before June 29, 2006, at 12:00 p.m., or on the Effective Date in the event that Guire executes this Agreement after June 29, 2006, at 12:00 p.m.; and (ii) $210,000 will be paid on January 15, 2007. All payments will be less required withholdings and deductions. The Initial Severance Payment shall be wire transferred to the client trust account of McManis, Faulkner and Morgan (“MFM”) pursuant to the wire instructions attached hereto as Exhibit B. MFM represents and warrants that the Initial Severance Payment shall be held in its client trust account and, subject to Section 10(e) of this Agreement, shall not be released to Guire until the Effective Date.

b. Health and Welfare Benefits: Guire shall have the option to convert and continue his health and dental insurance after the Retirement Date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In the event Guire timely exercises his right to convert his health and dental insurance, Guire will be responsible for paying the COBRA premiums and the Company shall reimburse Guire for the COBRA premiums for the period commencing on the Effective Date and ending on the earlier of: (a) the date Guire becomes eligible to receive health insurance benefits from a new employer or (b) June 30, 2008. Guire shall be entitled to pre-pay and receive reimbursement for up to three months of COBRA premiums. Reimbursement shall be made within fifteen (15) days of Guire submitting his invoice for paid COBRA premiums to the Company.

c. Stock Option Acceleration and Extended Exercise Period: As set forth more fully below in Section 13 of this Agreement, Guire shall be entitled to (i) an acceleration of vesting of all outstanding, unvested shares of his Options (as defined below); and (ii) the option exercise period of the Options shall expire on December 31, 2006.

4. Termination Of Contractual Relationship: Except as arising out of this Agreement, the Confidentiality Agreement, the Indemnity Agreement, dated September 30, 2002 (the “Indemnity Agreement”) and the Stock Option Agreements (the “Stock Option Agreements”) for the stock option grants, dated October 27, 2005, October 4, 2004, October 4, 2004, September 4, 2004, December 5, 2002, September 5, 2002, December 5, 2001, April 23, 2001, April 3, 2000, April 3, 2000, September 9, 1999 and September 9, 1999 (collectively, the “Stock Option Grants”), the parties have no further contractual relationship and Guire will have no right to reinstatement with the Company or any subsidiary.

5. Transition Services: For a period commencing on the day after the Retirement Date through the earlier to occur of (a) September 30, 2006 or (b) the date the Company employs a new full-time Chief Financial Officer of the Company (the “Consulting Period”), Guire agrees that he will perform consulting services as reasonably requested from time to time by the Company’s President and Chief Executive Officer in connection with the transition of his job responsibilities, including assisting the Company with respect to financial and other matters. The Company will use reasonable efforts to limit Guire’s consulting services to an average of 60 hours per month during the Consulting Period. The Company and Guire agree that any such services shall be performed by Guire as an independent contractor. Unless requested by the Company’s President and Chief Executive Officer, Guire shall not use the Company’s offices at any time and Guire shall perform such consulting services using his own facilities and equipment, and through the methods and means that Guire deems reasonably appropriate. The Severance Pay shall serve as consideration for any consulting services requested by the Company pursuant to this Section 5.

6. No Other Compensation or Benefits: Except as expressly set forth herein in Sections 3 and 13 of this Agreement, Guire acknowledges that he will not receive, and is not entitled to receive, any additional compensation, severance or benefits after the Retirement Date. On the Retirement Date, the Company shall pay Guire in full for all of his accrued wages and paid-time off that he earned through the Retirement Date. Guire agrees to submit any business expenses that he incurred in the scope of his employment on or before July 30, 2006. The Company will reimburse Guire for all outstanding business expenses in accordance with the Company’s expense reimbursement policy.

7. No Admission of Liability Or Wrongdoing: This Agreement does not constitute an admission by the Company or Guire of any violation of federal, state or local law, ordinance or regulation or of any violation of the Company’s policies or procedures or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by the Company or Guire. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality to the extent permitted by law.

8. Releases:

a. Release by Guire. Except for those obligations created by or arising out of this Agreement, the Indemnity Agreement and the Stock Option Agreement, Guire, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its and their subsidiaries, parent, or affiliated partnerships and corporations, past and present, as well as each of its and their directors, officers, trustees, shareholders, members, partners, representatives, attorneys, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, “Company Releasees”), from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively, “Claims”), arising out of or in any way connected with Guire’s employment and termination of employment with the Company, Guire’s consulting relationship with the Company prior to such employment, membership and termination of membership on the board of directors of the Company, or any other relationship with, interest in or termination of relationship with any Company Releasees, including without limiting the generality of the foregoing, any claim for wages, overtime, salary, severance pay, director compensation, commissions, bonus or similar benefit, car allowance, sick leave, pension, retirement, vacation pay, paid time off, life insurance, health or medical insurance, including coverage under the Company’s Executive Health Plan, or any other fringe benefit, or disability, or any Claim pursuant to any federal, state or local law, statute or cause of action including, but not limited to: the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the California Fair Employment and Housing Act, as amended; the California Family Rights Act; the California Labor Code; the Sarbanes-Oxley Act; tort law; contract law; wrongful discharge; discrimination; retaliation; harassment; fraud; defamation; emotional distress; breach of the implied covenant of good faith and fair dealing; or breach of the Executive Officer’s Change of Control Severance and Benefit Plan. Notwithstanding any provision of this Section 8, you shall not hereby release any right you may otherwise have to (i) vested benefits, if any, under the Company’s 401(k) plan, in accordance with the terms of that Plan, COBRA health care and dental care continuation coverage, life insurance conversion rights, unemployment compensation, workers’ compensation or disability insurance, or to (ii) indemnification by the Company pursuant to the Company’s certificate of incorporation, by-laws, and insurance policies, and applicable law.

b. Release by the Company. Except for those obligations created by or arising out of this Agreement, and except as provided below, the Company hereby covenants not to sue and releases and discharges Guire and his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them (“Guire Releasees”) from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Guire’s employment, membership on the board of directors of the Company, or any other relationship with, interest in or termination of relationship with any Company Releasees with the Company, or any other occurrences, actions, omissions or claims whatsoever, known or unknown, suspected or unsuspected, which the Company now owns or holds or has at any time heretofore owned or held as against Guire, provided, however, that such release of Guire shall not extend to any claims, known or unknown, suspected or unsuspected, against Guire that arise out of facts which demonstrate that Guire engaged in reckless, fraudulent or intentional acts or omissions that (i) constitute a breach of fiduciary duty, (ii) constitute a crime under any federal, state, or local statute, law, ordinance or regulation, or (iii) give rise to a right of recovery by the Company under any applicable policies of insurance and as to which the insurer has a right to subrogation against Guire; and provided, further, that the foregoing release shall not be construed to release you from any of your ongoing obligations under Sections 5, 11, 12, 14, 17, 18, or 20 of this Agreement, or your continuing obligations under the Stock Option Agreement, Stock Purchase Agreement and Confidentiality Agreement, and nothing in this Section 8 shall be deemed in any way to waive, settle or release any of the Company’s rights under those Sections or agreements.

9. Section 1542 Waiver: In executing this Agreement, and except as expressly stated in this Agreement, Guire and the Company each intends for it to be effective as a general release to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Guire and the Company each hereby expressly waives any rights and benefits conferred by SECTION 1542 OF THE CALIFORNIA CIVIL CODE, and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Guire and the Company acknowledge that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist against Company Releasees and Guire Releasees, respectively, with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Guire and the Company each hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Guire and the Company each acknowledges that they understand the significance and consequence of such release and such specific waiver of SECTION 1542.

10. Waiver Of Age Discrimination Claims: Guire expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Guire also expressly acknowledges and agrees that:

a. In return for this Agreement, Guire will receive consideration, i.e., something of value, beyond that to which he was already entitled before entering into this Agreement;

b. Guire is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement, and has done so;

c. Guire is hereby informed that he has 21 days within which to consider whether to sign and accept the terms of this Agreement and that if he wishes to execute this Agreement prior to the expiration of such 21-day period, he will execute the Acknowledgment and Waiver attached hereto as Exhibit B;

d. Nothing in this Agreement prevents or precludes Guire from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

e. Guire is hereby informed that he has seven (7) days following the date he executes the Agreement in which to revoke it, and this Agreement will become null and void if Guire elects revocation during that time. To be valid and effective, any revocation must be in writing, accompanied by wire transfer to the Company of the Initial Severance Payment according to the wiring instructions in Exhibit B, and the notice of revocation and Initial Severance Payment must be received by the Company during the seven-day revocation period. In the event that Guire validly exercises his right of revocation, neither the Company nor Guire will have any obligations under this Agreement; provided, however, that if Guire fails to repay the Company the Initial Severance Payment concurrently with delivering his notice of revocation and a court or arbitrator determines that the revocation of this Agreement was effective notwithstanding the terms of this Section 10(e), the Company will be entitled to immediate repayment of the Initial Severance Payment and the attorneys’ fees and costs incurred by the Company in taking any action to collect such repayment and enforcing the terms of this Section 10(e).

11. Confidential Information, Inventions Assignment and Non-Solicitation. The terms of the Confidentiality Agreement remain in full and force and effect. Guire acknowledges that he has continuing obligations to the Company under the Confidentiality Agreement that remain in effect beyond the termination of his employment. A copy of the Confidentiality Agreement is attached hereto as Exhibit A and is expressly incorporated into this Agreement.

12. Return of Company Property and Proprietary Information: Guire acknowledges that, by no later than the Retirement Date, he shall return to the Company all Company Property and Confidential Information that are in his possession, custody or control unless directed otherwise by the Company. For purposes of this Agreement, the term “Company Property” shall mean all personal computers, laptop computers, cellular telephones, security cards, keys, diskettes, pda’s, and other equipment or property owned by the Company that was provided to Guire during his employment. For purposes of this Agreement, the term “Confidential Information” shall have the same meaning as used in the Confidentiality Agreement. Guire further agrees to make a diligent search for any Company Property and Company documents in his possession or control prior to the Effective Date. In addition, (i) Guire will complete any forms necessary, including those of any banking institution, to remove his name from any list of Company authorized signatories, and (ii) Guire shall otherwise assist the Company in taking all actions required to confirm that all Company property has been returned and that full ownership of all Company property is vested solely in the Company. Notwithstanding the foregoing restrictions, Guire shall be entitled to maintain possession of certain documents and correspondence that Guire received or maintained as a member of the Board of Directors (the “Board Materials”), provided, however, that Guire shall provide the Company on or before the Effective Date access to review and copy all Board Materials in his possession and Guire agrees that he shall not use the Board Materials for any purpose other than in connection with responding truthfully to a subpoena, court or arbitral order or governmental investigation, or in order to defend himself against any claim or obligation asserted against Guire in his capacity as a member of the board of directors of the Company, provided, further that Guire (i) provides written notice to the Company within 48 hours of receiving any such order, subpoena or request for information from any governmental agency and (ii) cooperates with the Company to the extent the Company elects to object to such subpoena, court order, or governmental investigation.

13. Equity: The parties agree that Guire has options to purchase 580,020 shares of the Company’s Common Stock (the “Options”) as follows:

Grant Date	Plan/Type	# of Shares	Price	Outstanding/ Unreleased	Vested	Unvested
10/27/2005	97EE/NQ	28,020	$12.300	28,020	18,680	9,340
10/4/2004	97EE/ISO	26,064	$15.345	26,064	26,064	0
10/4/2004	97EE/NQ	29,936	$15.345	29,936	29,936	0
9/4/2003	00EE/NQ	40,000	$15.830	40,000	40,000	0
12/5/2002	00EE/NQ	10,000	$12.320	10,000	10,000	0
9/5/2002	00EE/NQ	56,000	$13.520	56,000	56,000	0
12/5/2001	00EE/NQ	20,000	$22.925	20,000	20,000	0
4/23/2001	00EE/NQ	80,000	$27.150	80,000	80,000	0
4/3/2000	97EE/ISO	3,018	$30.563	3,018	3,018	0
4/3/2000	97EE/NQ	196,982	$30.563	196,982	196,982	0
9/9/1999	97EE/ISO	8,034	$12.447	8,034	8,034	0
9/9/1999	97EE/NQ	81,966	$12.447	81,966	81,966	0

As set forth above, of the 580,020 shares of Common Stock subject to the Options, 570,680 shares are vested and 9,340 shares are unvested (the “Unvested Shares”). As further consideration for this Agreement, the Company agrees to accelerate the vesting of all Unvested Shares and, as noted in Section 3(c) of this Agreement, extend the exercise term of the Options to December 31, 2006. Accordingly, upon the Effective Date, Guire shall have a vested right to purchase 580,020 shares of the Company’s Common Stock in accordance with the terms of the Stock Option Agreement, Section 13 of this Agreement, and the applicable Stock Option Grants set forth in the table above. Except as set forth in this Section 13, Guire acknowledges and agrees that he has no further right or benefits under any agreement to receive or acquire any security or derivative security in or with respect to the Company or any Releasee.

14. Warranty of Noninterference With Company Operations: For the period of July 1, 2006 through June 30, 2008, Guire shall not, directly or indirectly, for his own account or for the account of any other person or entity (other than the Company):

a. solicit, endeavor or induce to entice away from the Company, or otherwise directly interfere with the relationship of the Company, with any person who is employed by or otherwise engaged to perform services for the Company; or

b. induce, attempt to induce or knowingly encourage any Customer of the Company to divert any business or income from the Company, or to stop or alter the manner in which they are then doing business with the Company. For purposes of this Agreement, “Customer” shall mean any individual or business firm or entity that is, or within the prior 24 months was, a customer or client of the Company, or whose business was actively solicited by the Company within the prior twelve (12) months; or

c. take any actions or make any statements that purports to bind the Company in any manner, or interferes with or harms the Company’s existing or prospective relationships with the Company’s customers, vendors, lawyers, bankers, investors, directors, or other business relationships; or

d. use the Company’s offices at any time unless requested in advance by the Company’s President and Chief Executive Officer.

15. Non-Disparagement:

a. Covenant By Guire: Guire agrees that he shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, whether orally or in writing, regarding the Company or its officers, directors, trustees, employees, partners, owners, affiliates, or agents, in any manner that is intended to be harmful to them or their business, business reputation or personal reputation, including but not limited to statements to the media, former and present employees, consultants or customers of the Company, or existing or potential investors of the Company. The Company agrees that its officers and directors will not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, whether orally or in writing, regarding Guire that is intended to be harmful to Guire’s business or personal reputation, including but not limited to statements to the media, former and present employees, consultants, customers of the Company , or existing or potential investors of the Company. Nothing in Section 15 is intended to prohibit the Guire, on the one hand, or the Company or any of its employees, officers or directors, on the other hand, from testifying or responding truthfully in response to any court order, arbitral order, subpoena or government investigation, provided that the disclosing party: (i) provides written notice to the non-disclosing party within 48 hours of receiving any such order, subpoena or request for information from any governmental agency and (ii) cooperates with the non-disclosing party to the extent the non-disclosing party elects to object to such subpoena, court order, or governmental investigation.

16. Warranty of No Other Actions: Guire hereby represents and warrants to the Company that he has not filed any lawsuit or administrative action against the Company or any other Company Releasee with any court, arbitration proceeding or governmental agency. The Company represents and warrants to Guire that it has not filed any lawsuit or administrative action against Guire or any Guire Releasee with any court, arbitration proceeding or governmental agency.

17. Assignments: The parties warrant and represent that they have not assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and each party hereto shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. The Company may assign this Agreement, including any and all rights under this Agreement, without notice in its sole discretion; provided, however, that the Company shall provide notice to Guire within 72 hours after any such assignment. This Agreement is personal to Guire and may not be assigned, in whole or in part, by Guire.

18. Waivers: No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and, then, only to the specific purpose, extent and instance so provided.

19. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in the State of California and without regard to conflicts of laws doctrines.

20. Arbitration:

a. Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Guire’s employment or association with the Company, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, to be held in Alameda County, California, before a single arbitrator, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes as modified by the terms and conditions contained in this paragraph. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost.

b. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of a controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the content of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any controversy relating to the arbitration, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

21. Authority. The Company represents and warrants that all corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement have been taken.

22. Severability: If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application and, therefore, the provisions of this Agreement are declared to be severable.

23. Entire Agreement: With the exception of the Stock Option Agreement, the Indemnity Agreement, the Stock Option Grants, and the Confidentiality Agreement, this instrument constitutes and contains the entire agreement and understanding concerning Guire’s employment and the other matters addressed. The parties intend it as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, between the parties concerning the subject matters, and expressly supersedes and eliminates any rights Guire may have under the Executive Health Plan and the Executive Officers’ Change in Control Severance and Benefit Plan. This is a fully integrated document. This Agreement may be modified only with a written instrument executed by both parties.

24. Voluntary Counsel: Guire agrees and acknowledges that he has read and understood this Agreement prior to signing it, has entered into this Agreement freely and voluntarily and has received legal advice from counsel of his own choosing prior to entering into this Agreement.

25. Notices: All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by telecopy or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the Company or to Guire, as applicable, as follows:

To the Company:

Attn: President and President and Chief Executive Officer

Exar Corporation

48720 Kato Road

Fremont, CA 94538

Fax: 510-668-7002

w/ copies to

Attn: Warren Lazarow

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94010

Fax: 650-473-2601

To Guire:

Ronald W. Guire

673 Patriot Place

Fremont, California 94539

Fax: (510) 498-8706

26. Section Headings: Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning of interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

/s/ Ronald W. Guire		Dated: June 29, 2006.
RONALD W. GUIRE

EXAR CORPORATION

By:	/s/ Roubik Gregorian	Dated: June 29, 2006.
Roubik Gregorian
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
EXAR CORPORATION